Williams Controls Reports First Quarter 2011 Results

PORTLAND, OR -- (Marketwire - February 03, 2011) - Williams Controls, Inc. (the "Company") (NASDAQ: WMCO) today announced financial results for its first quarter ended December 31, 2010.

Net sales for the quarter were $13,550,000, up 15.7% from $11,709,000 for the first quarter of fiscal 2010. The Company generated net income of $644,000, or $0.09 per diluted share in the first quarter of fiscal 2011, compared to net income of $396,000, or $0.05 per diluted share in same quarter of last year.

First quarter sales increased over the same period last year across most markets, with the most significant increases coming from Asian and European OEM truck customers. Sales to Asian truck OEM's increased 47% over the first fiscal quarter of 2010 through a combination of new customers in the region and increased replacement of older generation truck models with new-generation emission-compliant vehicles. Sales to our European truck OEM's were up 57%, as those customers were still working off excess inventories in the first fiscal quarter of 2010. Additionally, sales to Asian off-road customers were strong, increasing 54% over the prior year first quarter as more OEM's converted to emission-compliant engines, while off-road sales to NAFTA customers remained flat between quarters. NAFTA truck sales were up 10% in the quarter while other markets, such as service parts, were up to a lesser degree or reflected slight declines.

Sales were down 4.2% from the fourth fiscal quarter of 2010 as the first quarter of the fiscal year is generally our slowest quarter with several customers taking seasonal downtime and fewer shipping days.

Operating income was $879,000 in the quarter, a $352,000 increase from the 2010 first fiscal quarter operating income of $527,000. Although operating income improved, operating expenses increased during the quarter primarily due to higher new product development activity and higher wage expenses due to a combination of filling positions left vacant during the economic downturn last year and reinstatement to full salaries from the temporary salary reductions in the first quarter of fiscal 2010 implemented as part of the 2009 cost reduction program.

Commenting on the first quarter results Patrick W. Cavanagh, Williams Controls' President and Chief Executive Officer stated, "Sales to China and India truck OEM's and China off-road customers continues to grow as more vehicles are converted to emission compliant engines." He continued, "In January of this year we celebrated the opening of our India facility, which will serve that growing market. We expect to start shipping product from this new facility to our Indian customers in the second fiscal quarter of this year." He concluded, "We believe the conversion to emission-compliant engines, where our products are used most often, is in its early stages with only a small portion of the trucks and off-road vehicles in those markets currently utilizing emission-compliant engines."

Williams Controls will hold an investor conference call at 4:15 P.M. Eastern Time on Thursday, February 3, 2011 to provide an overview of the first quarter of fiscal 2011 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The conference access code is 38622633. An audio replay will be available by telephone through February 28, 2011. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The access code will be 38622633.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems ("ETCs") for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls' website at www.wmco.com. Information posted on our website is not incorporated into, and does not constitute a part of, this release.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings. Some of these factors include, but are not limited to, the length and severity of any economic downturns affecting our operations, changes in relationships with our suppliers, competition, the concentration of our sales to a limited number of customers, the risk of recall of our products, environmental concerns related to our Portland, Oregon facility, and our ability to attract and retain qualified management and to maintain positive labor relations with our collective bargaining employees. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                        Williams Controls, Inc.
      Unaudited Condensed Consolidated Statements of Operations
      (Dollars in thousands, except share and per share amounts)

                                                Three month   Three month
                                                period ended  period ended
                                                December 31,  December 31,
                                                    2010          2009
                                                (unaudited)   (unaudited)
Net sales                                       $     13,550  $     11,709
Cost of sales                                          9,269         8,123
Gross profit                                           4,281         3,586
Research and development expense                       1,184         1,056
Selling expense                                          671           658
Administration expense                                 1,547         1,345
Operating income                                         879           527
Interest income                                           (1)           (4)
Interest expense                                           9             5
Other expense, net                                        38             7
Income before income taxes                               833           519
Income tax expense                                       189           123
Net income                                      $        644  $        396
Earnings per share information:
Basic -
Net income per common share                     $       0.09  $       0.05
Weighted average shares used in per share
 calculation - basic                               7,290,122     7,271,065
Diluted -
Net income per common share                     $       0.09  $       0.05
Weighted average shares used in per share
 calculation - diluted                             7,436,184     7,375,680

                        Williams Controls, Inc.
            Unaudited Condensed Consolidated Balance Sheets
                        (Dollars in thousands)

                                                December 31,  September 30,
                                                    2010          2010
                                                (unaudited)   (unaudited)
                Assets
Current Assets:
  Cash and cash equivalents                     $      1,539  $      3,016
  Trade accounts receivable, net                       8,717         8,854
  Other accounts receivable                              429           599
  Inventories                                          8,161         7,512
  Deferred income taxes                                  927           927
  Prepaid expenses and other current assets              991           341
    Total current assets                              20,764        21,249

Property, plant and equipment, net                     9,349         9,025
Deferred income taxes                                  3,553         3,493
Other assets, net                                        376           438
    Total assets                                $     34,042  $     34,205

       Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                              $      4,113  $      4,593
  Accrued expenses                                     4,960         5,698
  Current portion of employee benefit obligations        212           212
  Current portion of long-term debt                      250             -
    Total current liabilities                          9,535        10,503

Long-term Liabilities:
  Employee benefit obligations                         8,611         8,694
  Other long-term liabilities                            249           244

Stockholders' Equity:
  Preferred stock                                          -             -
  Common stock                                            73            73
  Additional paid-in capital                          37,818        37,623
  Accumulated deficit                                (12,033)      (12,677)
  Treasury stock                                      (2,734)       (2,734)
  Accumulated other comprehensive loss                (7,477)       (7,521)

    Total stockholders' equity                        15,647        14,764
    Total liabilities and stockholders' equity  $     34,042  $     34,205

Contact:
Mike Rusk
Financial Controller
Telephone:  (503) 684-8600